ADVISORS SERIES TRUST

SHAREHOLDER SERVICING PLAN

with respect to the mutual funds advised by
Shenkman Capital Management, Inc. as set forth on Schedule A
 (each, a “Fund”, and collectively, the “Funds”)

WHEREAS:

Advisors Series Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

Each Fund is a separate series of the Trust.  The Trust desires to adopt a shareholder servicing plan (the “Plan”) to enable the Fund to procure certain shareholder services for the benefit of shareholders of certain classes of each Fund’s shares (the “Shares”).

Shenkman Capital Management, Inc. (the “Adviser”) has agreed to serve as shareholder servicing facilitator for the Shares for the purpose of identifying and monitoring the activities of shareholder servicing agents and making payments, or arranging to make payments, under the Plan to such agents.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each of the Shares on the following terms and conditions:

1. The Adviser has agreed to arrange for the provision of non-distribution personal shareholder services provided by securities broker-dealers and other securities professionals (“Service Organizations”) to beneficial owners of the Shares (“Clients”).  The Adviser shall be responsible for determining that the Service Organization is providing non-distribution personal shareholder services and for periodically monitoring the activities of such Service Organization to ensure that the service continue to be rendered.

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from a Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Shares or about other aspects of the operations of the Shares; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Shares to Clients; (g) assisting Clients in changing the Shares’ records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to a Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Adviser may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3. The Fund may pay the Service Organization for services performed pursuant to this Plan at an annual rate, as a percentage of the average daily net assets of the Shares, as shown in Schedule A.  The Adviser has agreed to act as payment coordinator to receive amounts from the Fund payable under this Plan and to arrange for payments of those amounts to each Service Organization.  The Adviser may delegate its responsibilities as payment coordinator to the Funds’ administrator.  The payments shall be calculated monthly and each Fund may make such payments monthly.  In the event that payments received by the Adviser or its delegate during a fiscal year exceed the amounts payable or accrued to Service Organizations during a fiscal year, the Adviser will promptly refund, or arrange to refund, any such excess amount to the Funds.  Payments under this Plan may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion.  The Adviser may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4. While this Plan is in effect, the Adviser shall report in writing at least quarterly to the Funds’ Board of Trustees the identity of any Service Organizations providing shareholder services under this Plan, the services provided and the amounts expended under this Plan.

5. This Plan has been approved by a vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Funds’ Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated or amended at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Funds.

Effective as of: October 23, 2015

Adopted by the Board of Trustees:  September 17, 2015

Schedule A

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Shenkman Floating Rate High Income Fund
Class A	0.10%
Class C	0.10%
Class F	0.10%

Acknowledged by:

Shenkman Capital Management, Inc.

/s/ Mark R. Shenkman

Name:  Mark R. Shenkman

Title:   President